Exhibit 10.9

AMENDMENT AND RESTATEMENT OF

MEMORANDUM AGREEMENT BETWEEN NORTHEAST UTILITIES AND LEON J. OLIVIER

THIS AMENDMENT AND RESTATEMENT of the Memorandum Agreement by and between Northeast Utilities System Companies (the “Company”) and Leon J. Olivier (“you”) dated as of February 12, 2002 (the “Agreement”) shall become effective as of January 1, 2009.

WHEREAS, you and the Company entered into the Agreement effective as of February 12, 2002 by which you accepted a “Special Retirement Benefit” in lieu of receiving any benefit under the terms of the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies; and

WHEREAS, you and the Company desire to amend and restate the Agreement in its entirety to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective January 1, 2009 and in certain other respects.

NOW, THEREFORE, in consideration of the foregoing, you and the Company hereby agree as follows:

Supplemental Retirement Benefit

Upon your termination of employment you are entitled to a “Supplemental Retirement Benefit” that is actuarially equivalent to a single lump sum in the amount of $2,050,000, offset by the value of your benefit under the NUSCO Retirement Plan determined as provided below (the “Offset”).1 This Supplemental Retirement Benefit will be paid at the time and in the form provided below.

Eligibility for Special SERP Benefit

If you meet the eligibility requirements described below, you will be entitled to the “Special SERP Benefit” described below in lieu of the Supplemental Retirement Benefit if the actuarially equivalent value of the Special SERP Benefit is greater than the Supplemental Retirement Benefit.  This Special SERP Benefit will be paid at the time and in the form provided below.

You will be eligible for the Special SERP Benefit only under the following circumstances:

1.  Your employment is involuntarily terminated for any reason other than Cause as defined in the Special Severance Program for Officers of Northeast Utilities System Companies (the “Severance Program”); or

2.  Your employment is terminated under a “Termination Upon a Change of Control” as defined in the Severance Program; or

3.  You voluntarily terminate your employment on or after having attained age 65; or

4.  You voluntarily terminate your employment with Company permission before having attained age 65.

You will not be eligible for the Special SERP Benefit if your employment is involuntarily terminated for Cause or if you voluntarily terminate your employment without Company permission before having attained age 65 except in the case of a Termination Upon a Change of Control.

Special SERP Benefit

The Special SERP Benefit is the actuarially equivalent value of an annual benefit determined by multiplying the “Replacement Ratio” by your “Final Average Compensation,” then reducing for commencement prior to your attainment of age 65, if applicable, and then applying the Offset described below.  The “Replacement Ratio” is 3% times each of your first fifteen years of service since September 10, 2001, plus 1% times each of your second fifteen years of service since September 10, 2001.  Your “Final Average Compensation” is your highest three-year average base salary and corresponding annual incentive payments since September 10, 2001.  If you terminate employment before September 10, 2011, and satisfy eligibility for the Special SERP Benefit, the Special SERP Benefit will be reduced by 6.5% for each year that your age at termination is less than 65.  The value thus determined will then be actuarially reduced to adjust for commencement before age 65.  If you terminate employment on or after September 10, 2011, the Special SERP Benefit will be reduced by 2% for each year that your age at termination is less than 65.

Offset

The Supplemental Retirement Benefit and the Special SERP Benefit will be reduced by the value of your benefit under the NUSCO Retirement Plan, which will be determined as of the earliest date on which such benefit is payable to you under the terms of the NUSCO Retirement Plan.

Actuarial Factors

The following factors will be used for purposes of comparing the value of the Supplemental Retirement Benefit to the value of the Special SERP Benefit, to determine the value of your benefit under the NUSCO Retirement Plan for purposes of calculating the Offset and for purposes of converting the Supplemental Retirement Benefit and the Special SERP Benefit to the benefit payable to you at the time and in the form provided below:  the 1983 Group Annuity Mortality Table (50% male/50% female) and interest at a rate equal to the discount rate used for the NUSCO Retirement Plan’s FAS 87 accounting for the calendar year prior to the year of your termination of employment.

Time and Form of Payment

The same time and form of payment will apply to the benefit payable to you under this Agreement (“your Benefit”) regardless of whether a Supplemental Retirement Benefit or a Special SERP Benefit is payable to you.  You may elect to receive payment of all or a portion of your Benefit in a lump sum.  Your election will be irrevocable, and must be filed with the Company on or before December 31, 2008 on such form as the Company may provide. The election will only be effective if your Benefit would not otherwise be payable in 2008.  In the absence of an effective lump sum election, your Benefit will be paid in the form of an “Annuity.”  “Annuity” means a form of benefit payment that (1) provides a series of substantially equal periodic payments, payable not less frequently than annually, for your life (or life expectancy) or the joint lives (or life expectancies) of you and your spouse; and (2) is actuarially equivalent to a straight life annuity.  For purposes of converting your Supplemental Retirement Benefit to a straight life Annuity, the factors specified above under “Actuarial Factors” shall be used.  For purposes of converting a straight life Annuity to another form of Annuity, the actuarial factors specified in the NUSCO Retirement Plan shall be used. Before the time of your termination of employment, you may select any form of Annuity payment made available under the NUSCO Retirement Plan.  The form may be a straight life annuity or any actuarially equivalent form.   Any lump sum payment of your Special SERP Benefit will be actuarially equivalent to a straight life annuity, calculated in accordance with the factors specified above under “Actuarial Factors.”

Notwithstanding anything to the contrary set forth in this Agreement, any such lump sum will be paid or any such Annuity will commence to be paid within 90 days after your termination of employment, determined in the sole discretion of the Company, except as otherwise provided below under “Delayed Payments Under Section 409A.”  Notwithstanding the foregoing, if calculation of the amounts payable by the payment date specified herein is not administratively practicable due to events beyond your control and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

Death Benefit

In the event of your death while you are actively employed or after you become entitled to payment of your Benefit in accordance with the foregoing provisions of this Agreement but prior to the date payment of your Benefit has been made or commenced, a death benefit shall be payable to your surviving spouse equal to the greater of:  (1) the value of the Supplemental Retirement Benefit; or (2) the value of the survivor annuity under a joint and 100% survivor annuity form of payment of the Special SERP Benefit calculated as of the day before your death.  Such death benefit shall be paid or commence to be paid to your surviving spouse within 90 days after your death in the form that your Benefit would have been paid to you had you been eligible for your Benefit before your death. In the event of your death after payment of your Benefit has been made to you in a lump sum, no death benefit shall be payable under this Agreement.  In the event of your death after payment of your Benefit has commenced in the form of an Annuity, the terms of such Annuity shall govern the benefit, if any, payable following your death.

Special Retiree Health Benefits

If the NU System terminates your employment for any reason other than for “Cause” or if your termination of employment is a “Termination Upon a Change of Control,” as those terms are defined in the Severance Program, and if you are not then eligible for benefits under the terms of the Northeast Utilities Service Company Retiree Health Plan (“Retiree Health Plan”) you and your spouse will be eligible to participate in the Company’s executive retiree health plan for your lives, with such executive retiree health plan coverage to be provided on a subsidized basis so that your net after-tax cost for such executive retiree health plan coverage will generally not be greater than the cost charged to a retired employee of the Company (that cost to be determined based on at least ten years of service) for comparable coverage under the Retiree Health Plan. Your cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such executive retiree health plan coverage shall be includible in your income for tax purposes, but the Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently with the inclusion of such taxable coverage in your income such that the tax gross-up payments will reimburse you for all Federal and state income taxes and the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in your income of such Company subsidy and from the reimbursement of such taxes.

Miscellaneous

(1)

Delayed Payments Under Section 409A.  Anything in this Agreement to the contrary notwithstanding, you will be considered a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code for purposes of this Agreement and payments to be made under this Agreement upon your termination of employment which are subject to Section 409A of the Code will be delayed for six months following your termination of employment.  In the event of any such delay in the payment date, the Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of (a) the interest discount rate used for financial accounting purposes to compute the present value liability of the SERP for the plan year immediately preceding the date of your termination of employment and (b) a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365.  If your Benefit is payable in the form of an Annuity, the adjusted Annuity payments to which you would otherwise be entitled during such six months will be accumulated and paid on the first Annuity payment date of the seventh month following your termination of employment.  If you have elected payment of all or part of your Benefit in the form of a lump sum, the adjusted lump sum payment will be made at the beginning of the seventh month following your termination of employment.

(2)

Reimbursements.

 (a)

Any reimbursements made or in-kind benefits provided under this Agreement for health coverage during the period of time that you would be entitled (or would, but for such reimbursement or in-kind benefit, be entitled) to continuation coverage under the Company’s group health plan pursuant to COBRA if you had elected such coverage and paid the applicable premiums will be exempt from Section 409A of the Code and the six-month delay in payment described in (1) above.

(b)

Any reimbursements made or in-kind benefits provided under this Agreement (other than those described in (a) above) will be subject to the following limitations:

(i)

the amount of expenses eligible for reimbursement or in-kind benefits provided during any one taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year;

(ii)

the reimbursement of any expense shall be made not later than the last day of the taxable year following the taxable year in which the expense is incurred; however, with respect to any tax gross-up payments, such payments shall be made not later than the last day of the taxable year next following the taxable year in which you remit the applicable taxes;

(iii)

the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(3)

Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions.  Anything in this Agreement to the contrary notwithstanding, the terms hereof shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder so as not to subject you to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to make or accelerate any payment hereunder except to the extent such action would not subject you to the payment of any tax penalty or interest under Section 409A of the Code. The Company shall have no obligation, however, to reimburse you for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability you may incur under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of  Section 409A of the Code to the terms of this Agreement which negligence or willful disregard causes you to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse you on an after-tax basis for any such tax penalty or interest not later than the last day of the taxable year next following the taxable year in which you remit the applicable taxes and interest.

(4)

Funding.  Benefits payable under this Agreement shall be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.  The Company shall not be required to segregate or earmark any of its assets for the benefit of Executive or his estate, and each of Executive and his estate shall have only a contractual right against the Company for benefits payable under this Agreement.  The rights and interests of Executive and his estate shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his estate or any person claiming under or through Executive or his estate, nor shall they be subject to the debts, contracts, liabilities or torts of Executive or his estate or anyone else prior to payment.

(5)

Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between you and the Company with respect to the subject matter hereof  except for contracts, plans or arrangements relating to compensation, equity or benefits under executive compensation, equity or benefit plans of the Company.  Notwithstanding the foregoing, you will not be eligible to participate in the Supplemental Executive Retirement Plan for Officers of Northeast Utilities Service Company and you will not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by you under any compensation, equity or benefit plan or arrangement of the Company. This Agreement does not affect any non-competition and/or non-solicitation agreement you have signed under the Severance Program upon a Termination Upon a Change of Control.

(6)

Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by you except as specified above under “Death Benefit,” or by the Company except to a successor as defined above.

(7)

 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment this 18 day of  December, 2008.

NORTHEAST UTILITIES

SERVICE COMPANY

By: /s/ Gregory B. Butler

Its Senior Vice President and General Counsel

/s/ Leon J. Olivier

Leon J. Olivier

Footnotes

1 You vested in this benefit on November 23, 2008.